Exhibit 99.9b

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

THIS AMENDMENT TO MASTER CUSTODIAN AGREEMENT (the “Amendment”) is made and entered into as of May 4, 2018 by and between each Aberdeen (formerly Alpine) management investment company identified on Appendix A hereto (each, a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, each Fund and the Custodian are parties to that certain Master Custodian Agreement dated as of November 18, 2010 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, each Fund and the Custodian desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and the Custodian hereby agree that the Agreement is amended and supplemented as follows:

1.	Amendment to Agreement.

(a)          Appendix A to the Agreement is hereby deleted in its entirety and replaced with Appendix A attached hereto.

(b)          A new section 6A is hereby added to the Agreement as follows:

“Section 6A. Foreign Exchange.

Section 6A.1. Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

Section 6A.2. Fund Elections. Each Fund (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications (as defined below), the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

Information Classification: Limited Access

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers.

“Investment Advisor” means, in relation to a Fund, the investment manager or investment advisor of such Fund.

Section 6A.3. Fund Acknowledgement Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

Section 6A.4. Transactions by State Street. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.”

(c)          Section 18.3 of the Agreement is hereby deleted in its entirety and replaced with the following Section 18.3.

“Section 18.3 Assignment; Delegation. This Agreement may not be assigned by (a) any Fund without the written consent of the Custodian or (b) the Custodian without the written consent of each applicable Fund. The Custodian shall retain the right to employ agents, subcontractors, consultants or other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the non-custodial services described herein or the discharge of any other non-custodial obligations or duties under this Agreement without the consent or approval of any Fund. Except as otherwise provided below, the Custodian shall be responsible for the acts and omissions of any such Delegate so employed as if the Custodian had committed such acts and omissions itself. The Custodian shall be responsible for the compensation of its Delegates. Notwithstanding the foregoing, in no event shall the term Delegate include sub-custodians, Eligible Foreign Custodians, U.S. Securities Systems and Foreign Securities Systems, and the Custodian shall have no liability for the acts or omissions of sub-custodians, Eligible Foreign Custodians, U.S. Securities Systems and Foreign Securities Systems except as otherwise expressly provided elsewhere in this Agreement. The liability of the Custodian for the acts and omissions of sub-custodians, Eligible Foreign Custodians, and Securities Systems shall be as set forth in Section 16 above.

Information Classification: Limited Access

(d)          Section 18.10 of the Agreement is hereby modified to update the parties’ contact information as follows:

“To any Fund:	Aberdeen Asset Management Inc.
1735 Market Street, 32nd Floor
Philadelphia, PA 19103

Attention: Legal Department
Facsimile: 866-291-5760
Telephone: 215-405-5700

To the Custodian:	State Street Bank and Trust Company
One Heritage Drive, 3rd Floor
North Quincy, MA 02171

Attention: Clint Garran
Facsimile: 617 537-7562
Telephone: 617-451-4767”

(e)          Section 18.13 of the Agreement is hereby deleted in its entirety and replaced with “Reserved” and the following new Sections 18.17, 18.18, 18.19 and 18.20 are hereby added as follows.

“Section 19.17 Confidentiality. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 18.18 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Information Classification: Limited Access

Section 18.18 Use of Data.

(a)           In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Custodian (which term for purposes of this Section 18.18 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)           Subject to paragraph (c) below, the Custodian and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Custodian or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Fund otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Custodian and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Fund. The Fund agrees that Custodian and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Custodian’s compensation for services under this Agreement or such other agreement, and the Custodian and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Fund.

(c)           Except as expressly contemplated by this Agreement, nothing in this Section 18.18 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Agreement and applicable law. The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 18.18 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

Section 18.19. Corporate Information Security Program. The Custodian shall be subject at all times during the term of this Agreement to a corporate information security program (the “CIS Program”) established and maintained by State Street Corporation. The CIS Program shall, at a minimum, be reasonably designed to provide physical and electronic information security safeguards against the loss, theft, damage, compromise and unauthorized disclosure of Fund data in the possession of the Custodian. Upon a Fund’s reasonable request, which in no event shall be more than once annually, the Custodian shall furnish to the Fund a summary description of the CIS Program and arrange for staff to be available to the Fund to discuss the CIS Program.

Section 18.20. Insurance. The Custodian will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as the Custodian shall, in its discretion, deem reasonable and appropriate taking into account the nature of its business, the associated risks and the cost and availability of insurance. The Custodian agrees to provide the Funds with certificates of its applicable insurance coverage, and shall provide an update at the Funds’ written request, but no more frequently than annually. In the event that the Custodian does not provide certificates of its applicable insurance coverage or an update at the Funds’ written request, this may be considered a material breach of a material provision of this Agreement for the purposes of terminating the Agreement.”

Information Classification: Limited Access

2.            Miscellaneous. Except as amended hereby, the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank]

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

EACH OF THE ENTITIES SET FORTH ON
APPENDIX A HERETO

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: V.P.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

Information Classification: Limited Access

APPENDIX A

to

Master Custodian Agreement

Aberdeen Total Dynamic Dividend Fund

Aberdeen Global Dynamic Dividend Fund

Aberdeen Global Premier Properties Fund

Information Classification: Limited Access